Exhibit 99.1

Kellogg Company
Financial News Release

Analyst Contact:
John Renwick, CFA (269) 961-9050
Jamie Duies, CFA (269) 961-2486

Media Contact:
Kris Bahner, (269) 961-3799

Kellogg Company Reports Strong 2022 Results and Provides 2023 Financial Guidance
BATTLE CREEK, Mich. - February 9, 2023 - Kellogg Company (NYSE: K) today announced fourth quarter and full year 2022 results and provided a financial outlook for 2023.

Highlights:

•The Company delivered full-year financial results that exceeded its twice-raised guidance for currency-neutral growth in net sales, operating profit, and earnings per share, in spite of a challenging operating environment that featured high cost inflation and worldwide supply disruptions.

•Strong net sales growth in the quarter and the full year was driven by revenue growth management actions, momentum in snacks and emerging markets, and North America cereal's continued recovery from the prior year's fire and strike.

•Reflecting its current business momentum, the Company issued 2023 financial guidance that calls for another year of strong currency-neutral growth in net sales and adjusted-basis operating profit.

•The Company continues to work towards its previously announced spin-off of its North America cereal business by year end. After exploring strategic options, the Company has decided to retain its plant-based business, which represents 2% of net sales and offers strong long-term growth prospects.

"Reflecting on 2022, I could not be more proud of our organization’s focus and determination to work through challenges and deliver on our financial commitments," said Steve Cahillane, Kellogg Company's Chairman and Chief Executive Officer. "Facing significant cost inflation, worldwide bottlenecks and shortages, and a significant inventory rebuild in North America cereal following last year's fire and strike, the team executed with grit and agility to deliver another year of better-than-expected results, while at the same time making progress toward our planned transformation."

Mr. Cahillane added, "We enter 2023 in solid financial condition with strong momentum around the world. And we remain as convinced as ever that the pending separation of our company will create value for all stakeholders."

Guidance and goals expressed in this press release are on a currency-neutral basis, and adjusted to exclude restructuring charges, mark-to-market adjustments of pensions (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), certain equity investments and various financial instruments, and other costs impacting comparability. Organic basis also excludes acquisitions, divestitures and differences in shipping days, including the 53rd week. Expected net sales, margins, operating profit, and earnings per share are provided on a non-GAAP basis only because certain information necessary to calculate such measures on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company. Please refer to the "Non-GAAP Financial Measures" section included later in this press release for a further discussion of our use of non-GAAP measures, including quantification of known expected adjustment items. The company will use the term "low single digit" to refer to percent changes of up to 3%, "mid single-digit" to refer to percent changes between 4% and 6%, "high single-digit" to refer to percent changes between 7% up to 10%, and "double-digit" to refer to percent changes of 10% or more.

Financial Summary:	Quarter ended			Year ended
(millions, except per share data)	December 31, 2022	January 1, 2022	% Change	December 31, 2022	January 1, 2022	% Change
Reported Net Sales	$3,832	$3,421	12.0%	$15,315	$14,181	8.0%
Organic Net Sales *	$3,975	$3,421	16.2%	$15,805	$14,181	11.5%

Reported Operating Profit	$334	$329	1.7%	$1,635	$1,752	(6.7)%
Adjusted Operating Profit *	$421	$361	16.4%	$1,874	$1,805	3.9%
Currency-Neutral Adjusted Operating Profit *	$434	$361	20.0%	$1,931	$1,805	7.0%

Reported Diluted Earnings Per Share	$(0.29)	$1.26	(123.0)%	$2.79	$4.33	(35.6)%
Adjusted Diluted Earnings Per Share *	$0.94	$0.83	13.3%	$4.21	$4.16	1.2%
Currency-Neutral Adjusted Diluted Earnings Per Share *	$0.97	$0.83	16.9%	$4.38	$4.16	5.3%
* Non-GAAP financial measure. See "Non-GAAP Financial Measures" section and "Reconciliation of Non-GAAP Amounts" tables within this release for important information regarding these measures.
Fourth Quarter & Full Year 2022 Consolidated Results
    Kellogg's fourth quarter 2022 GAAP (or "reported") net sales increased by 12% year on year as positive price/mix in all four regions, sustained momentum in snacks and emerging markets, and lapping the year-ago fire and strike in North America cereal offset the impacts of price elasticity and adverse foreign currency translation. On an organic basis, which excludes the impact of currency, net sales increased by 16% year on year.

Full year 2022 reported net sales increased by 8% year on year, driven by double-digit price/mix in all four regions that more than offset a modest decline in volume and adverse foreign currency translation. On an organic basis, net sales increased by nearly 12%.

Fourth quarter 2022 reported operating profit increased by 2% versus the prior-year quarter, driven by the strong, pricing-led net sales growth, partially offset by unfavorable mark-to-market impacts, up-front charges related to the Company's pending separation, and adverse foreign currency translation. On an adjusted basis, which excludes mark-to-market and up-front charges, operating profit increased by 16%, and by 20% excluding currency.

    Full year 2022 reported operating profit decreased by 7% year on year, due to unfavorable mark-to-market impacts, up-front charges related to the Company's pending separation, and adverse currency translation. On an adjusted basis, operating profit increased by 4%, and by 7% excluding currency, despite worldwide supply disruptions and input cost inflation that persisted throughout the year.

Fourth quarter 2022 reported earnings per share declined by 123%, due to adverse mark-to-market impacts and up-front charges related to the Company's pending separation. On an adjusted basis, earnings per share increased 13%, and by 17% excluding currency.

Full year 2022 reported earnings per share decreased 36% from the prior year due primarily to the unfavorable mark-to-market impacts and up-front charges related to the Company's pending separation. On an adjusted basis, earnings per share increased 1%, and by 5% excluding currency.

Full year net cash provided by operating activities was $1,651 million. After capital expenditures of $488 million, cash flow, defined as net cash provided by operating activities less capital expenditure, was $1,163 million. This result was in line with Company guidance.
Fourth Quarter and Full Year 2022 Business Performance
Please refer to the segment tables in the back of this document.
Despite persistent high cost inflation as well as worldwide supply disruptions throughout the year, Kellogg Company continued to execute against its Deploy for Growth strategy, and delivered on its twice-raised guidance for the full year. Driven by sustained momentum in emerging markets and in snacks globally, as well as price/mix growth resulting from revenue growth management actions intended to cover high cost inflation, the company sustained broad-based net sales growth that exceeded expectations throughout the year. This performance produced better-than-expected operating profit and earnings per share growth. Meanwhile, the organization continued to work toward executing the planned separation of its North America cereal business.

Kellogg North America's reported net sales in the fourth quarter increased by 14%, driven by double-digit price/mix growth and momentum in snacks, as well as recovery from the impact of the prior year's fire and strike in the Company's North America cereal business. On an organic basis, net sales improved by 15%. Kellogg North America's reported operating profit increased by 21%, driven by the higher net sales and lapping year-earlier incremental costs related to the fire and strike, partially offset by high cost inflation and up-front charges related to the Company's pending separation. On an adjusted and currency-neutral adjusted basis, Kellogg North America's operating profit increased 32%.

For the full year, Kellogg North America's reported net sales increased by 10% due to revenue growth management actions, sustained momentum in snacks, and recovering cereal sales. On an organic basis, net sales increased 10%. Kellogg North America's reported operating profit increased by 2% as higher net sales were offset by high cost inflation and up-front charges related to the Company's pending separation. On an adjusted and currency-neutral adjusted basis, operating profit increased by 6%.

Kellogg Europe's reported net sales in the fourth quarter decreased by 1%, due to adverse foreign currency translation, largely offset by positive price/mix growth and momentum in snacks. On an organic basis, net sales increased by 8%. Kellogg Europe's reported operating profit decreased by 31%, reflecting high cost inflation, adverse foreign currency translation, and increased brand investment. On an adjusted basis, operating profit declined 34%, and excluding currency, it decreased by 27%.

For the full year, Kellogg Europe's reported net sales decreased by 4%, reflecting significant adverse foreign currency translation that more than offset price/mix growth and momentum in snacks. On an organic basis, net sales increased 7%. Kellogg Europe's full year reported operating profit declined 6%, due to significant adverse foreign currency translation and high cost inflation. On an adjusted basis, operating profit decreased by 6%, but increased by 3% on a currency-neutral basis.

Kellogg Latin America's reported net sales in the fourth quarter increased by 22% due to strong price/mix growth and favorable foreign currency translation, with growth in snacks and cereal. On an organic basis, net sales grew by 19%. Kellogg Latin America's reported operating profit increased by 89% in the fourth quarter, driven by the net sales growth. On an adjusted basis, operating profit increased 96%, and excluding currency, it increased 92%.

For the full year, Kellogg Latin America's reported net sales increased by 13%, driven by strong price/mix growth and modestly favorable foreign currency translation, with growth in snacks and cereal. On an organic basis, net sales increased by 12%. Kellogg Latin America's full year reported operating profit increased 13% as the net sales growth and favorable foreign currency translation more than offset the impact of high cost inflation. On an adjusted basis, operating profit increased by 12%, while on a currency-neutral adjusted basis, operating profit increased 13%.

Kellogg Asia Pacific, Middle East and Africa's ("AMEA") reported net sales in the fourth quarter increased by 13%, due to strong price/mix growth that more than offset significantly adverse foreign currency translation. On an organic basis, net sales increased by 27%. Kellogg AMEA's reported operating profit increased by 1% in the fourth quarter, as strong net sales growth more than offset high cost inflation and adverse foreign currency translation. On an adjusted and currency-neutral basis, operating profit increased 1% and 15%, respectively.

For the full year, Kellogg AMEA's reported net sales increased by 12% due to strong price/mix growth, partially offset by adverse foreign currency translation. On an organic basis, net sales increased by 21%. Kellogg AMEA's reported operating profit increased 3% behind the Region's strong net sales growth, more than offsetting high cost inflation and adverse foreign currency translation. On an adjusted basis, operating profit increased 3% and on a currency-neutral adjusted basis, operating profit increased 11%.

2023 Full-Year Financial Guidance
The Company issued its initial financial guidance for 2023. The Company is projecting:

•Organic net sales growth of 5-7%, driven by price/mix growth and led by sustained momentum in snacks and emerging markets.

•Adjusted operating profit growth of 7-9% on a currency-neutral basis as margins stabilize amidst persistent cost inflation.

•Adjusted earnings per share decline of (2)-(4)% on a currency-neutral basis which includes a an approximate (7)% impact from the remeasurement of pension/post-retirement plans, reflecting last year's sharp decline in financial markets, and it also is impacted by a significant increase in interest expense due to higher interest rates.

•Net cash provided by operating activities of approximately $1.7-1.8 billion, with capital expenditure of about $0.7 billion including capital expenditure related to the pending separation. As a result, cash flow is expected to be $1.0-1.1 billion. This is below 2022 levels due solely to approximately $0.3 billion of up-front charges and capital expenditure related to the Company's pending separation, without which cash flow would be higher year on year.

For simplicity reasons, this guidance assumes that the North America cereal business will remain in Kellogg Company for the full year, even though the plan is to spin it off before year end.

Forward-looking guidance for organic net sales, currency-neutral adjusted operating profit, currency-neutral diluted EPS, and cash flow is included in this press release. Guidance for organic net sales excludes the impact of foreign currency translation, acquisitions, divestitures, and differences in shipping days, including 53rd week. Guidance for operating profit excludes the impact of costs related to restructuring programs, mark-to-market adjustments (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), and other items that could affect comparability, and foreign currency translation. Guidance for earnings per share excludes the impact of costs related to restructuring programs, mark-to-market adjustments (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), gains or losses on divestitures, and other items that could affect comparability, and foreign currency translation. We have provided these non-GAAP measures for future guidance for the same reasons that were outlined above for historical non-GAAP measures.

    We are unable to reasonably estimate the potential full-year financial impact of mark-to-market adjustments because these impacts are dependent on future changes in market conditions (interest rates, return on assets, and commodity prices). Similarly, because of volatility in foreign exchange rates and shifts in country mix of our international earnings, we are unable to reasonably estimate the potential full-year financial impact of foreign currency translation.

    As a result, these impacts are not included in the guidance provided. Therefore, we are unable to provide a full reconciliation of these non-GAAP measures used in our guidance without unreasonable effort as certain information necessary to calculate such measure on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company.

    See the table below that outlines the projected impact of certain other items that are excluded from non-GAAP guidance for 2023:

Impact of certain items excluded from Non-GAAP guidance:	Net Sales	Operating Profit	Earnings Per Share
Business and portfolio realignment (pre-tax)		$25-$30M	$0.07 - $0.09
Separation costs (pre-tax)		$230M	$0.67
Income tax impact applicable to adjustments, net**			$0.24 - $0.25
Currency-neutral adjusted guidance *		~7-9%	~(4)-(2)%
Organic guidance *	~ 5-7%
* 2023 full year guidance for net sales, operating profit, and earnings per share are provided on a non-GAAP basis only because certain information necessary to calculate such measures on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company. These items for 2023 include impacts of mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), commodity contracts, certain equity investments, and certain foreign currency contracts. The Company is providing quantification of known adjustment items where available.
** Represents the estimated income tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.

Reconciliation of Non-GAAP amounts - Cash Flow Guidance
(billions)
Full Year 2023
Net cash provided by (used in) operating activities	$1.7 - $1.8
Additions to properties	~ ($0.7)
Cash Flow	$1.0 - $1.1

Conference Call / Webcast
    Kellogg will host a conference call to discuss results and outlook on Thursday, February 9, 2023 at 9:30 a.m. Eastern Time. The conference call and accompanying presentation slides will be webcast live over the Internet at http://investor.kelloggs.com. Information regarding the rebroadcast is available at http://investor.kelloggs.com.

About Kellogg Company
At Kellogg Company (NYSE: K), our vision is a good and just world where people are not just fed but fulfilled. We are creating better days and a place at the table for everyone through our trusted food brands. Our beloved brands include Pringles®, Cheez-It®, Special K®, Kellogg's Frosted Flakes®, Pop-Tarts®, Kellogg's Corn Flakes®, Rice Krispies®, Eggo®, Mini-Wheats®, Kashi®, RXBAR®, MorningStar Farms® and more. Net sales in 2022 were over $15.3 billion, comprised principally of snacks as well as convenience foods like cereal, frozen foods, and noodles. As part of our Kellogg’s™ Better Days Promise ESG strategy, we’re addressing the interconnected issues of wellbeing, climate and food security, creating Better Days for 3 billion people by the end of 2030. Visit www.KelloggCompany.com.

Non-GAAP Financial Measures
    This filing includes non-GAAP financial measures that we provide to management and investors that exclude certain items that we do not consider part of on-going operations. Items excluded from our non-GAAP financial measures are discussed in the "Significant items impacting comparability" section of this filing. Our management team consistently utilizes a combination of GAAP and non-GAAP financial measures to evaluate business results, to make decisions regarding the future direction of our business, and for resource allocation decisions, including incentive compensation. As a result, we believe the presentation of both GAAP and non-GAAP financial measures provides investors with increased transparency into financial measures used by our management team and improves investors’ understanding of our underlying operating performance and in their analysis of ongoing operating trends. All historic non-GAAP financial measures have been reconciled with the most directly comparable GAAP financial measures.

    Non-GAAP financial measures used include currency-neutral and organic net sales, adjusted and currency-neutral adjusted operating profit, adjusted and currency-neutral adjusted diluted EPS, currency-neutral adjusted gross profit, currency-neutral adjusted gross margin, adjusted interest expense, adjusted other income (expense), adjusted effective income tax rate, net debt and cash flow. We determine currency-neutral results by dividing or multiplying, as appropriate, the current-period local currency operating results by the currency exchange rates used to translate our financial statements in the comparable prior-year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period. These non-GAAP financial measures may not be comparable to similar measures used by other companies.

•Currency-neutral net sales and organic net sales: We adjust the GAAP financial measure to exclude the impact of foreign currency, resulting in currency-neutral net sales. In addition, we exclude the impact of acquisitions, divestitures, and foreign currency, resulting in organic net sales. We excluded the items which we believe may obscure trends in our underlying net sales performance. By providing these non-GAAP net sales measures, management intends to provide investors with a meaningful, consistent comparison of net sales performance for the Company and each of our reportable segments for the periods presented. Management uses these non-GAAP measures to evaluate the effectiveness of initiatives behind net sales growth, pricing realization, and the impact of mix on our business results. These non-GAAP measures are also used to make decisions regarding the future direction of our business, and for resource allocation decisions.
•Adjusted: gross profit, gross margin, operating profit and diluted EPS: We adjust the GAAP financial measures to exclude the effect of restructuring programs, costs of the planned separation transactions, mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), commodity contracts, certain equity investments and certain foreign currency contracts, a gain on interest rate swaps, and other costs impacting comparability resulting in adjusted. We excluded the items which we believe may obscure trends in our underlying profitability. By providing these non-GAAP profitability measures, management intends to provide investors with a meaningful, consistent comparison of the Company's profitability measures for the periods presented. Management uses these non-GAAP financial measures to evaluate the effectiveness of initiatives intended to improve profitability, as well as to evaluate the impacts of inflationary pressures and decisions to invest in new initiatives within each of our segments.
•Currency-neutral adjusted: gross profit, gross margin, operating profit, and diluted EPS: We adjust the GAAP financial measures to exclude the effect of restructuring programs, costs of the planned separation transactions, mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), commodity contracts, certain equity investments and certain foreign currency contracts, a gain on interest rate swaps, other costs impacting comparability, and foreign currency, resulting in currency-neutral adjusted. We excluded the items which we believe may obscure trends in our underlying profitability. By providing these non-GAAP profitability measures, management intends to provide investors with a meaningful, consistent comparison of the Company's profitability measures for the periods presented. Management uses these non-GAAP financial measures to evaluate the effectiveness of initiatives intended to improve profitability, as well as to evaluate the impacts of inflationary pressures and decisions to invest in new initiatives within each of our segments.
•Adjusted interest expense: We adjust the GAAP financial measure to exclude the effect of a gain on interest rate swaps. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company's interest expense, excluding the impact of the items noted above, for the periods presented. Management uses these non-GAAP financial measures to evaluate the effectiveness of initiatives intended to improve profitability.
•Adjusted other income (expense): We adjust the GAAP financial measure to exclude the effect of restructuring programs, mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded) and certain equity investments, and other costs impacting comparability. We excluded the items which we believe may obscure trends in our underlying profitability. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company's other income (expense), excluding the impact of the items noted above, for the periods presented. Management uses these non-GAAP financial measures to evaluate the effectiveness of initiatives intended to improve profitability.
•Adjusted effective income tax rate: We adjust the GAAP financial measures to exclude the effect of restructuring programs, costs of the planned separation transactions, mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), commodity contracts, certain equity investments, and certain foreign currency contracts, a gain on interest rate swaps, and other costs impacting comparability. We excluded the items which we believe may obscure trends in our pre-tax income and the related tax effect of those items on our adjusted effective income tax rate, and other impacts to tax expense, including tax reform in the UK and certain foreign valuation allowances. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company's effective tax rate, excluding the pre-tax income and tax effect of the items noted above, for the periods presented. Management uses this non-GAAP measure to monitor the effectiveness of initiatives in place to optimize our global tax rate.
•Net debt: Defined as the sum of long-term debt, current maturities of long-term debt and notes payable, less cash and cash equivalents, and marketable securities. With respect to net debt, cash and cash equivalents, and marketable securities are subtracted from the GAAP measure, total debt liabilities, because they could be used to reduce the Company’s debt obligations. Company management and investors use this non-GAAP measure to evaluate changes to the Company's capital structure and credit quality assessment.
•Cash flow: Defined as net cash provided by operating activities reduced by expenditures for property additions. Cash flow does not represent the residual cash flow available for discretionary expenditures. We use this non-GAAP financial measure of cash flow to focus management and investors on the amount of cash available for debt repayment, dividend distributions, acquisition opportunities, and share repurchases once all of the Company’s business needs and obligations are met. Additionally, certain performance-based compensation includes a component of this non-GAAP measure.

    These measures have not been calculated in accordance with GAAP and should not be viewed as a substitute for GAAP reporting measures.

Forward-Looking Statements Disclosure
This news release contains, or incorporates by reference, “forward-looking statements” with projections concerning, among other things, the anticipated separation of the Company's North American cereal business; the Company’s restructuring programs, the integration of acquired businesses, the Company’s strategy, financial principles, and plans; and the Company’s sales, earnings, margins, operating profit, costs and expenditures, interest expense, tax rate, capital expenditure, dividends, cash flow, debt reduction, share repurchases, costs, charges, rates of return, brand building, return on invested capital (ROIC), working capital, growth, new products, innovation, ESG performance, cost reduction projects, workforce reductions, savings, and competitive pressures. Forward looking statements include predictions of future results or activities and may contain the words “expects,” “believes,” “should,” “will,” “anticipates,” “projects,” “estimates,” “implies,” “can,” or words or phrases of similar meaning. The Company’s actual results or activities may differ materially from these predictions.

The Company's future results could be affected by a variety of other factors, including the ability to effect the separation transaction and to meet the conditions related thereto; the ability of the separated North American cereal business to succeed as a standalone publicly traded company; potential uncertainty during the pendency of the separation transaction that could affect the Company's financial performance; the possibility that the separation transaction will not be completed within the anticipated time period or at all; the possibility that the separation transaction will not achieve its intended benefits; the possibility of disruption, including changes to existing business relationships, disputes, litigation or unanticipated costs in connection with the separation transaction; uncertainty of the expected financial performance of the Company or the separated North American cereal business following completion of the separation transaction; negative effects of the announcement or pendency of the separation transaction on the market price of the Company's securities and/or on the financial performance of the Company; uncertainty of the magnitude, duration, geographic reach, impact on the global economy and current and potential restrictions and disruptions related to the COVID-19 outbreak; the impact of the COVID-19 outbreak on our business, growth, reputation, prospects, financial condition, operating results (including components of our financial results), and cash flows and liquidity; the residual impact of the 12-week labor strike at the Company's U.S. cereal plants and a fire at one of the plants; the ability to implement restructurings as planned, whether the expected amount of costs associated with restructurings will differ from forecasts, whether the Company will be able to realize the anticipated benefits from restructurings in the amounts and times expected; the ability to realize the anticipated benefits and synergies from business acquisitions in the amounts and at the times expected; the impact of competitive conditions, the effectiveness of pricing, advertising, and promotional programs; the success of innovation, renovation and new product introductions; the success of our Better Days and sustainability programs; the recoverability of the carrying value of goodwill and other intangibles; the success of productivity improvements and business transitions; commodity and energy prices, transportation costs, labor costs, disruptions or inefficiencies in supply chain; the availability of and interest rates on short-term and long-term financing; actual market performance of benefit plan trust investments; the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses, and other general and administrative costs, changes in consumer behavior and preferences; the effect of U.S. and foreign economic conditions on items such as interest rates, statutory tax rates, currency conversion and availability; legal and regulatory factors including changes in food safety, advertising and labeling laws and regulations, the ultimate impact of product recalls; business disruption or other losses from war, terrorist acts or political unrest; and other items.

Additional information concerning these and other factors can be found in the Company's filings with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update them publicly.
[Kellogg Company Financial News]

Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF INCOME
(millions, except per share data)

	Quarter ended		Year ended
(Results are unaudited)	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Net sales	$3,833	$3,421	$15,315	$14,181
Cost of goods sold	2,673	2,415	10,700	9,621
Selling, general and administrative expense	825	677	2,980	2,808
Operating profit	335	329	1,635	1,752
Interest expense	69	51	218	223
Other income (expense), net	(408)	282	(220)	437
Income before income taxes	(142)	560	1,197	1,966
Income taxes	(39)	129	244	474
Earnings (loss) from unconsolidated entities	3	3	9	3
Net income (loss)	$(100)	$434	$962	$1,495
Net income (loss) attributable to noncontrolling interests	(2)	1	2	7
Net income (loss) attributable to Kellogg Company	$(98)	$433	$960	$1,488
Per share amounts:
Basic earnings	$(0.29)	$1.27	$2.81	$4.36
Diluted earnings	$(0.29)	$1.26	$2.79	$4.33
Average shares outstanding:
Basic	342	341	341	341
Diluted	342	344	344	343
Actual shares outstanding at period end			342	342

Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
(millions)

	Year ended
(unaudited)	December 31, 2022	January 1, 2022
Operating activities
Net income	$962	$1,495
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	478	467
Postretirement benefit plan expense (benefit)	240	(392)
Deferred income taxes	(46)	125
Stock compensation	96	68
Other	(42)	(44)
Postretirement benefit plan contributions	(23)	(20)
Changes in operating assets and liabilities, net of acquisitions:
Trade receivables	(257)	(9)
Inventories	(411)	(135)
Accounts payable	411	194
All other current assets and liabilities	243	(48)
Net cash provided by (used in) operating activities	1,651	1,701
Investing activities
Additions to properties	(488)	(553)
Issuance of notes receivable	(22)	(28)
Repayments from notes receivable	10	28
Purchases of available for sale securities	(17)	(61)
Sales of available for sale securities	19	72
Settlement of net investment hedges	37	19
Investments in unconsolidated entities	—	(10)
Other	13	5
Net cash provided by (used in) investing activities	(448)	(528)
Financing activities
Net increase/(reductions) of notes payable	330	(17)
Issuances of long-term debt	39	361
Reductions of long-term debt	(648)	(650)
Net issuances of common stock	277	63
Common stock repurchases	(300)	(240)
Cash dividends	(797)	(788)
Other	18	(35)
Net cash provided by (used in) financing activities	(1,081)	(1,306)
Effect of exchange rate changes on cash and cash equivalents	(109)	(16)
Increase (decrease) in cash and cash equivalents	13	(149)
Cash and cash equivalents at beginning of period	286	435
Cash and cash equivalents at end of period	299	286

Kellogg Defined Cash Flow:
Net cash provided by (used in) operating activities	1,651	1,701
Additions to properties	(488)	(553)
Cash flow (operating cash flow less property additions) (a)	$1,163	$1,148

(a) Cash flow is defined as net cash provided by operating activities less capital expenditures. We use this non-GAAP financial measure to focus management and investors on the amount of cash available for debt repayment, dividend distributions, acquisition opportunities and share repurchase.

Kellogg Company and Subsidiaries
CONSOLIDATED BALANCE SHEET
(millions, except per share data)

	December 31, 2022	January 1, 2022
	(unaudited)
Current assets
Cash and cash equivalents	$299	$286
Accounts receivable, net	1,736	1,489
Inventories, net	1,768	1,398
Other current assets	383	221
Total current assets	4,186	3,394
Property, net	3,789	3,827
Operating lease right-of-use assets	617	640
Goodwill	5,686	5,771
Other intangibles, net	2,296	2,409
Investments in unconsolidated entities	432	424
Other assets	1,490	1,713
Total assets	$18,496	$18,178
Current liabilities
Current maturities of long-term debt	$780	$712
Notes payable	467	137
Accounts payable	2,973	2,573
Current operating lease liabilities	121	116
Accrued advertising and promotion	766	714
Accrued salaries and wages	370	300
Other current liabilities	872	763
Total current liabilities	6,349	5,315
Long-term debt	5,317	6,262
Operating lease liabilities	486	502
Deferred income taxes	760	722
Pension liability	709	706
Other liabilities	500	456
Commitments and contingencies
Equity
Common stock, $.25 par value	105	105
Capital in excess of par value	1,068	1,023
Retained earnings	9,197	9,028
Treasury stock, at cost	(4,721)	(4,715)
Accumulated other comprehensive income (loss)	(1,708)	(1,721)
Total Kellogg Company equity	3,941	3,720
Noncontrolling interests	434	495
Total equity	4,375	4,215
Total liabilities and equity	$18,496	$18,178

Kellogg Company and Subsidiaries
Adjustments to Reconcile Reported Results to Currency-Neutral Adjusted Results
(millions, except per share data)

	Quarter ended December 31, 2022
(Results are unaudited)	Cost of goods sold	Selling, general and administrative expense	Operating profit	Interest expense	Other income (expense)	Income taxes	Net income (loss) attributable to Kellogg	Per share amount: Diluted
Mark-to-market (pre-tax)	$38	$6	$(44)	$—	$(460)	$—	$(504)	$(1.48)
Separation costs (pre-tax)	4	35	(39)	—	—	—	(39)	(0.11)
Business and portfolio realignment (pre-tax)	2	1	(3)	—	—	—	(3)	(0.01)
Income tax impact applicable to adjustments, net*	—	—	—	—	—	(127)	127	0.37
Foreign currency impact	(105)	(24)	(13)	(2)	(3)	(4)	(11)	(0.03)
Adjustments to adjusted basis	$(61)	$18	$(99)	$(2)	$(463)	$(131)	$(430)	$(1.26)

	Quarter ended January 1, 2022
(Results are unaudited)	Cost of goods sold	Selling, general and administrative expense	Operating profit	Interest expense	Other income (expense)	Income taxes	Net income (loss) attributable to Kellogg	Per share amount: Diluted
Mark-to-market (pre-tax)	$18	$(3)	$(15)	$—	$226	$—	$210	$0.61
Business and portfolio realignment (pre-tax)	10	7	(17)	—	—	—	(17)	$(0.05)
Income tax impact applicable to adjustments, net*	—	—	—	—	—	46	(46)	$(0.13)
Adjustments to adjusted basis	$29	$4	$(32)	$—	$226	$46	$148	$0.43

	Year ended December 31, 2022
(Results are unaudited)	Cost of goods sold	Selling, general and administrative expense	Operating profit	Interest expense	Other income (expense)	Income taxes	Net income (loss) attributable to Kellogg	Per share amount: Diluted
Mark-to-market (pre-tax)	$159	$(1)	$(158)	$—	$(416)	$—	$(574)	$(1.67)
Separation costs (pre-tax)	4	57	(61)	—	—	—	(61)	(0.18)
Business and portfolio realignment (pre-tax)	11	10	(21)	—	—	—	(21)	(0.06)
Gain related to interest rate swaps (pre-tax)	—	—	—	(18)	—	—	18	0.05
Income tax impact applicable to adjustments, net*	—	—	—	—	—	(150)	150	0.44
Foreign currency impact	(349)	(85)	(56)	(4)	(10)	(7)	(56)	(0.17)
Adjustments to adjusted basis	$(176)	$(19)	$(296)	$(22)	$(425)	$(157)	$(543)	$(1.59)

	Year ended January 1, 2022
(Results are unaudited)	Cost of goods sold	Selling, general and administrative expense	Operating profit	Interest expense	Other income (expense)	Income taxes	Net income (loss) attributable to Kellogg	Per share amount: Diluted
Mark-to-market (pre-tax)	$27	$(10)	$(17)	$—	$183	$—	$166	$0.48
Business and portfolio realignment (pre-tax)	19	17	(36)	—	—	—	(36)	(0.10)
Income tax impact applicable to adjustments, net*	—	—	—	—	—	29	(29)	(0.08)
UK Tax rate change	—	—	—	—	—	23	(23)	(0.07)
Foreign valuation allowance	—	—	—	—	—	20	(20)	(0.06)
Adjustments to adjusted basis	$46	$7	$(53)	$—	$183	$72	$57	$0.17
Note: Tables may not foot due to rounding.
*Represents the estimated tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Net Sales to Organic Net Sales

Quarter ended December 31, 2022
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported net sales	$2,262	$561	$296	$717	$(3)	$3,832
Foreign currency impact on total business (inc)/dec	(10)	(56)	6	(83)	—	(142)
Organic net sales	$2,272	$617	$290	$799	$(3)	$3,975

Quarter ended January 1, 2022
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported net sales	$1,976	$569	$243	$632	$—	$3,421

% change - 2022 vs. 2021:
Reported growth	14.4%	(1.4)%	21.7%	13.4%	—%	12.0%
Foreign currency impact on total business (inc)/dec	(0.6)%	(9.7)%	2.6%	(13.1)%	—%	(4.2)%
Organic growth	15.0%	8.3%	19.1%	26.5%	—%	16.2%
Volume (tonnage)	1.7%	(0.6)%	(4.8)%	1.9%	—%	0.6%
Pricing/mix	13.3%	8.9%	23.9%	24.6%	—%	15.6%

Year ended December 31, 2022
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported net sales	$8,958	$2,310	$1,123	$2,933	$(9)	$15,315
Foreign currency impact on total business (inc)/dec	(25)	(245)	7	(228)	—	(491)
Organic net sales	$8,983	$2,555	$1,115	$3,161	$(9)	$15,805

Year ended January 1, 2022
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported net sales	$8,174	$2,397	$997	$2,613	$—	$14,181

% change - 2022 vs. 2021:
Reported growth	9.6%	(3.6)%	12.7%	12.2%	—%	8.0%
Foreign currency impact on total business (inc)/dec	(0.3)%	(10.2)%	0.8%	(8.8)%	—%	(3.5)%
Organic growth	9.9%	6.6%	11.9%	21.0%	—%	11.5%
Volume (tonnage)	(1.1)%	(3.4)%	(5.3)%	(2.5)%	—%	(2.3)%
Pricing/mix	11.0%	10.0%	17.2%	23.5%	—%	13.8%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Gross Profit to Currency-Neutral Adjusted Gross Profit

	Quarter ended		Year ended
(millions)	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Reported gross profit	$1,160	$1,006	$4,615	$4,560
Mark-to-market	(38)	(18)	(159)	(27)
Separation costs	(4)	—	(4)	—
Business and portfolio realignment	(2)	(10)	(11)	(19)
Adjusted gross margin	1,204	1,034	4,788	4,606
Foreign currency impact	(37)	—	(141)	—
Currency-neutral adjusted gross profit	$1,241	$1,034	$4,929	$4,606
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Gross Margin to Currency-Neutral Adjusted Gross Margin

	Quarter ended		Year ended
	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Reported gross margin	30.3%	29.4%	30.1%	32.2%
Mark-to-market	(1.0)%	(0.5)%	(1.1)%	(0.1)%
Separation costs	(0.1)%	—%	—%	—%
Business and portfolio realignment	—%	(0.3)%	(0.1)%	(0.2)%
Adjusted gross margin	31.4%	30.2%	31.3%	32.5%
Foreign currency impact	0.2%	—%	0.1%	—%
Currency-neutral adjusted gross margin	31.2%	30.2%	31.2%	32.5%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Operating Profit to Currency-Neutral Adjusted Operating Profit

Quarter ended December 31, 2022
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported operating profit	$313	$50	$42	$61	$(131)	$334
Mark-to-market	—	—	—	—	(43)	(44)
Separation costs	(39)	—	—	—	—	(39)
Business and portfolio realignment	(3)	1	—	—	(2)	(3)
Adjusted operating profit	355	48	42	61	(86)	421
Foreign currency impact	(1)	(5)	1	(8)	1	(13)
Currency-neutral adjusted operating profit	$356	$54	$42	$69	$(86)	$434

Quarter ended January 1, 2022
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported operating profit	$259	$72	$22	$60	$(84)	$329
Mark-to-market	—	—	1	—	(16)	(15)
Business and portfolio realignment	(10)	(1)	—	—	(5)	(17)
Adjusted operating profit	$269	$73	$22	$60	$(63)	$361

% change - 2022 vs. 2021:
Reported growth	21.1%	(31.3)%	89.3%	1.4%	(56.0)%	1.7%
Mark-to-market	—%	—%	(7.6)%	—%	(27.2)%	(8.2)%
Separation costs	(15.1)%	—%	—%	—%	—%	(11.4)%
Business and portfolio realignment	4.3%	2.7%	1.4%	0.3%	7.7%	4.9%
Adjusted growth	31.9%	(34.0)%	95.5%	1.1%	(36.5)%	16.4%
Foreign currency impact	(0.4)%	(7.4)%	4.0%	(13.4)%	1.0%	(3.6)%
Currency-neutral adjusted growth	32.3%	(26.6)%	91.5%	14.5%	(37.5)%	20.0%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Operating Profit to Currency-Neutral Adjusted Operating Profit

Year ended December 31, 2022
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported operating profit	$1,356	$329	$124	$252	$(427)	$1,635
Mark-to-market	—	—	(2)	—	(156)	(158)
Separation costs	(61)	—	—	—	—	(61)
Business and portfolio realignment	(18)	1	—	—	(4)	(21)
Adjusted operating profit	$1,435	$328	$126	$252	$(268)	$1,874
Foreign currency impact	(3)	(32)	(1)	(20)	—	(56)
Currency-neutral adjusted operating profit	$1,438	$360	$127	$273	$(268)	$1,931

Year ended January 1, 2022
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported operating profit	$1,329	$350	$110	$246	$(282)	$1,752
Mark-to-market	—	—	1	—	(18)	(17)
Business and portfolio realignment	(23)	1	(4)	—	(10)	(36)
Adjusted operating profit	$1,351	$349	$112	$246	$(254)	$1,805

% change - 2022 vs. 2021:
Reported growth	2.1%	(5.9)%	13.1%	2.7%	(51.6)%	(6.7)%
Mark-to-market	—%	—%	(3.2)%	—%	(48.8)%	(8.0)%
Separation costs	(4.5)%	—%	—%	—%	—%	(3.5)%
Business and portfolio realignment	0.4%	(0.1)%	4.2%	0.1%	2.5%	0.9%
Adjusted growth	6.2%	(5.8)%	12.1%	2.6%	(5.3)%	3.9%
Foreign currency impact	(0.2)%	(9.1)%	(1.1)%	(8.3)%	—%	(3.1)%
Currency-neutral adjusted growth	6.4%	3.3%	13.2%	10.9%	(5.3)%	7.0%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Interest Expense to Adjusted Interest Expense

	Quarter ended		Year-to-date period ended
	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Reported interest expense	$69	$51	$218	$223
Gain related to interest rate swaps	—	—	(18)	—
Adjusted interest expense	$69	$51	$235	$223
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Other Income (Expense) to Adjusted Other Income (Expense)

	Quarter ended		Year-to-date period ended
	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Reported other income (expense)	$(408)	$282	$(220)	$437
Mark-to-market	(460)	226	(416)	183
Adjusted other income (expense)	$53	$56	$196	$254
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Income Taxes to Adjusted Income Taxes and Reported Effective Tax Rate to Adjusted Effective Tax Rate

	Quarter ended		Year ended
	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Reported income taxes	$(38)	$129	$244	$474
Mark-to-market	(119)	53	(135)	41
Separation costs	(10)	—	(16)	—
Business and portfolio realignment	1	(7)	(4)	(12)
Gain related to interest rate swaps	—	—	5	—
Foreign valuation allowance	—	—	—	20
UK tax rate change	—	—	—	23
Adjusted income taxes	$89	$84	$394	$402
Reported effective tax rate	27.1%	23.1%	20.4%	24.1%
Mark-to-market	5.0%	1.2%	(1.0)%	0.1%
Separation Costs	(0.4)%	—%	(0.1)%	—%
Business and portfolio realignment	0.5%	(0.9)%	—%	(0.2)%
Gain related to interest rate swaps	—%	—%	—%	—%
Foreign valuation allowance	—%	—%	—%	1.1%
UK tax rate change	—%	—%	—%	1.3%
Adjusted effective tax rate	22.0%	22.8%	21.5%	21.9%
Note: Tables may not foot due to rounding
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Diluted Earnings Per Share to Currency-Neutral Adjusted Diluted Earnings Per Share

	Quarter ended		Year ended
	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Reported EPS	$(0.29)	$1.26	$2.79	$4.33
Mark-to-market (pre-tax)	(1.48)	0.61	(1.67)	0.48
Separation costs (pre-tax)	(0.11)	—	(0.18)	—
Business and portfolio realignment (pre-tax)	(0.01)	(0.05)	(0.06)	(0.10)
Gain related to interest rate swaps (pre-tax)	—	—	0.05	—
Income tax impact applicable to adjustments, net*	0.37	(0.13)	0.44	(0.08)
Foreign valuation allowance	—	—	—	(0.06)
UK tax rate change	—	—	—	(0.07)
Adjusted EPS	$0.94	$0.83	$4.21	$4.16
Foreign currency impact	(0.03)	—	(0.17)	—
Currency-neutral adjusted EPS	$0.97	$0.83	$4.38	$4.16
Currency-neutral adjusted EPS growth	16.9%		5.3%
Note: Tables may not foot due to rounding.
* Represents the estimated income tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Net Sales Growth to Currency-Neutral Net Sales Growth

Net sales % change - fourth quarter 2022 vs. 2021:
North America	Reported Net Sales	Foreign Currency	Organic Net Sales
Snacks	7.3%	(0.3)%	7.6%
Cereal	41.6%	(1.2)%	42.8%
Frozen	0.8%	(0.4)%	1.2%
Europe
Snacks	1.5%	(9.9)%	11.4%
Cereal	(4.8)%	(9.7)%	4.9%
Latin America
Snacks	27.9%	3.5%	24.4%
Cereal	17.4%	2.0%	15.4%
AMEA
Snacks	7.5%	(10.1)%	17.6%
Cereal	(1.1)%	(11.9)%	10.8%
Noodles and other	28.9%	(15.9)%	44.8%

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Net Sales Growth to Currency-Neutral Net Sales Growth

Net sales % change - full year 2022 vs. 2021:
North America	Reported Net Sales	Foreign Currency	Organic Net Sales
Snacks	11.9%	(0.2)%	12.1%
Cereal	10.2%	(0.5)%	10.7%
Frozen	(1.1)%	(0.3)%	(0.8)%
Europe
Snacks	0.5%	(10.5)%	11.0%
Cereal	(7.7)%	(9.9)%	2.2%
Latin America
Snacks	24.2%	2.6%	21.6%
Cereal	5.9%	(0.4)%	6.3%
AMEA
Snacks	19.0%	(7.4)%	26.4%
Cereal	(3.1)%	(10.3)%	7.2%
Noodles and other	21.4%	(8.1)%	29.5%

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Net Debt

(millions, unaudited)	December 31, 2022	January 1, 2022
Notes payable	$467	$137
Current maturities of long-term debt	780	712
Long-term debt	5,317	6,262
Total debt liabilities	6,564	7,111
Less:
Cash and cash equivalents	(299)	(286)
Net debt	$6,265	$6,825

Significant items impacting comparability
Mark-to-market
We recognize mark-to-market adjustments for pension and postretirement benefit plans, commodity contracts, and certain foreign currency contracts as incurred. Actuarial gains/losses for pension plans were recognized in the year they occur. Mark-to-market gains/losses for certain equity investments are recorded based on observable price changes. Changes between contract and market prices for commodities contracts and certain foreign currency contracts result in gains/losses that were recognized in the quarter they occur. We recorded a pre-tax mark-to-market loss of $504 million and $574 million for the quarter and year ended December 31, 2022, respectively. We recorded a pre-tax mark-to-market gain of $210 million and $166 million for the quarter and year ended January 1, 2022. Included within the aforementioned totals was a pre-tax mark-to-market loss for pension plans of $460 million and $414 million for the quarter and year ended December 31, 2022, respectively, and a pre-tax mark-to-market gain for pension plans of $226 million and $164 million for the quarter and year ended January 1, 2022, respectively.

Separation costs
The Company continues to work towards its planned separation of its North America cereal business. As a result, we incurred pre-tax charges related to the planned separation, primarily related to legal and consulting costs, of $39 million and $61 million for the quarter and year ended December 31, 2022, respectively.

Business and portfolio realignment
One-time costs related to reorganizations in support of our Deploy for Growth priorities and a reshaped portfolio; investments in enhancing capabilities prioritized by our Deploy for Growth strategy; and completed and prospective divestitures and acquisitions. As a result, we incurred pre-tax charges, primarily related to reorganizations of $3 million and $21 million for the quarter and year ended December 31, 2022, respectively. We also recorded pre-tax charges of $17 million and $36 million for the quarter and year ended January 1, 2022, respectively.

Gain related to interest rate swaps
During the third quarter of 2022, the Company recognized a pre-tax gain of $18 million in interest expense related to a portion of certain forward-starting interest rate swaps no longer designated as cash flow hedges due to changes in forecasted debt issuance.

Foreign valuation allowance
During the third quarter of 2021, the Company determined that certain foreign deferred tax assets were no longer more likely than not to be realized in the future and a full valuation allowance of $20 million was recorded.

UK tax rate change
During the second quarter of 2021, the Company recorded tax expense of $23 million as a result of tax legislation enacted in the UK in June 2021, which increased the statutory UK tax rate from 19 percent to 25 percent and required us to re-value our net UK deferred tax liability balance to reflect this higher rate.

Foreign currency translation
We evaluate the operating results of our business on a currency-neutral basis. We determine currency-neutral operating results by dividing or multiplying, as appropriate, the current-period local currency operating results by the currency exchange rates used to translate our financial statements in the comparable prior-year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.